Exhibit 4.4

COMMUNITY BANK OF NORTHERN VIRGINIA

1993 EMPLOYEES’ INCENTIVE STOCK OPTION PLAN

1.                           Grant of Option. Subject to the terms and conditions hereinafter set forth, the Bank, with the approval and at the direction of the Board, hereby grants to the Grantee, as of the Date of Grant, an option to purchase common stock at an Option Price per share equal to the fair market value of the common stock on the Grant Date. Such option is hereinafter referred to as the “Option” and the shares of stock purchasable upon exercise of the Option are hereinafter sometimes referred to as the ‘Option Shares.” The Option is intended by the parties hereto to be, and shall be treated as, an incentive stock option (as such term is defined under section 422 of the Internal Revenue Code of 1986).

2.                           Interpretation of the Plan. The Plan shall be construed and interpreted by the members of the Board of Directors of the Corporation who comprise the Compensation Committee. (Such members shall be referred to as the “Committee”). The decision of a majority of the members of the Committee shall constitute the decision of the Committee, and the Committee may act (a) at a meeting at which a majority of the members of the Committee is present, (b) by simultaneous telephonic communication, or (c) by a written consent signed by all members of the Committee. The Committee shall prescribe, amend and rescind rules and regulations relating to the Plan, and make all other determinations necessary or advisable in the interpretation and construction of the Plan, subject to the approval of the Board of Directors.

3.                           Exercise of Options. Subject to such further limitations as are provided herein, the Option shall become exercisable on and after the Grant Date, the Grantee having the right to purchase from the Bank Option Shares as determined by the Compensation Committee and approved by the Board of Directors.

4.                           Stock Subject to the Plan. There shall be reserved for issuance upon the exercise of options granted under the Plan, one hundred fifty thousand (150,000) shares of the Corporation’s common stock, par value $0.333 per share, which may be authorized but unissued shares of the Corporation. Subject to Section 7 hereof, the shares for which options may be granted under the Plan shall not exceed that number.  If any option shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto shall (unless the Plan shall be terminated) become available for other options under the Plan.

5.               Fair Market Value.  As used herein, the “fair market value” of a share of Stock hereunder shall be the average of the high and low sale prices per share of Stock on the recognized market source, as determined by the  Board, on the applicable date of reference hereunder, or if there is no sale on such date, then the average of such high and low sale prices on the last previous day on which a sale is reported.

6.                           Terms of Option. Each option granted under the Plan shall be subject to the following terms and conditions.

(a)                                 Period for Exercise of Option. An option shall only be exercisable for the period beginning on the Grant Date and ending on the tenth (10th) year anniversary of the Grant Date.

(b)                                Exercise of Options. The option price of each share of Common Stock purchased upon exercise of an option shall be paid in full in cash at the time of such exercise. An option may be exercised at any time or from time to time during the term of the option as to any or all whole shares which have become subject to purchase pursuant to the terms of the option.

(c)                                 Termination of Option. If an optionee ceases to be an employee of the Corporation for any reason other than the optionee’s death or the optionee’s removal from the Corporation’s employment for reasons described in this subsection during the middle of a term, any option granted to the optionee may be exercised by him or her in whole or in part during the proceeding twelve (12) month period or the remainder of the period prescribed by subsection (a) of this Section 6, whichever time period expires first. In the event of the death of an optionee while serving as an employee of the Corporation or within the period immediately after his or her status as an employee terminated for reasons other than his or her removal, any option granted to the optionee may be exercised in whole or in part at any time after the date of such death by the executor or administrator of his or her estate or by the person or persons entitled to the option by will or by applicable laws of descent and distribution but in no event may the option be exercised after the expiration of the option term as prescribed by subsection (a) of this Section 6. If the Grantee shall (i) commit any act of malfeasance or wrongdoing affecting the Bank or any subsidiary of the Bank, (ii) breach any covenant not to compete, or employment contract, with the Bank or any subsidiary of the Bank, or (iii) engage in conduct that would warrant the Grantee’s discharge for cause (excluding general dissatisfaction with the performance of the Grantee’s duties, but including any act of disloyalty or any conduct clearly tending to bring discredit upon or any subsidiary of the Bank), any unexercised portion of the Option shall immediately terminate and be void.  Notwithstanding the foregoing provisions of this subsection (c), no option shall in any event be exercisable after the expiration of the period fixed by subsection (a) above.

(d)                                Nontransferrability of Option. An option may not be transferred by the optionee otherwise than by will or the laws of descent and distribution during his or her lifetime, and shall be exercisable by the optionee only.

(e)                                 Agreement. Each option grant shall be evidenced by an agreement between the optionee and the Corporation.

(f)                                   Certificates. The certificate or certificates for the shares issuable upon an exercise of an option shall be issued as promptly as practicable after such exercise. An optionee shall not have any rights of a shareholder in respect to the shares of Common Stock subject to an option until the date of issuance of a stock certificate to him or her for such shares. In no case may a fraction of a share be purchased or issued under the Plan, but if, upon the exercise of an option, a fractional share would otherwise be issuable, the Corporation shall pay cash in lieu thereof.

(g)                                No Right to Continued Service. Nothing in this Plan or in any agreement entered into pursuant hereto shall confer on any person any right to continue his or her status as an employee of the Corporation or affect any rights the shareholders of the Corporation may have to terminate his or her status as an employee at any time.

7.                           Adjustment of Shares.  In the event of any change after the effective date of the Plan in the outstanding stock of the Corporation by reason of any reorganization, recapitalization, stock split, stock dividend, combination of shares, exchange of shares, merger or consolidation, liquidation, or any other change after the effective date of the Plan in the nature of the shares of stock of the Corporation, the Committee shall determine what changes, if any, are appropriate in the number and kind of shares reserved under the Plan, and in the option price under and the number and kind of shares covered by outstanding options granted under the Plan. Any such determination of the Committee hereunder shall be recommended to the Board of Directors for final approval.

8.                           Amendment.  The Board of Directors of the Corporation may amend the Plan from time to time and, with the consent of the optionee, the terms and provisions of his option. No amendment of the Plan, however, may, without the consent of the optionee, make any changes in any outstanding options theretofore granted under the Plan which would adversely affect the rights of such optionee.

9.                           Termination. The Board of Directors of the Corporation may terminate the plan at any time and no option shall be granted thereafter. Such termination, however, shall not affect the validity of any option theretofore granted under the Plan.

10.                     Successors. The Plan shall be binding upon the successors and assigns of the Corporation.

11.                     Governing Law. The terms of any options granted hereunder and the rights and obligations hereunder of the Corporation, the optionee and their successors in interest shall, except to the extent governed by federal law, be governed by the laws of the State of Virginia.

12.                     Government and Other Regulations. The obligations of the Corporation to issue or transfer and deliver shares under options granted under the Plan shall be subject to compliance with all applicable laws, government rules and regulations, and administrative action.

13.                     Effective Date. The Plan shall become effective when it shall have been approved by the Corporation’s Board of Directors.

ADOPTED BY THE BOARD OF DIRECTORS:

/s/ B. Lisa Palmer
B. Lisa Palmer, Corporate Secretary

October 7, 1993
Date of Meeting